Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	David S. DePillo	President & COO	Facsimile:(949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES ITS BANK SUBSIDIARY
ENTERS INTO AGREEMENT WITH FANNIE MAE MAKING THE BANK AN APPROVED
FANNIE MAE SMALL LOANS MFLEX™ DIRECT LENDER

– Enables Bank to Provide Intermediate to Long-Term Fixed-Rate Loans and Retain Servicing –

Irvine, CA – April 25, 2005 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”) announced today that Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, has entered into an agreement with Fannie Mae (NYSE: “FNM”) and is now an approved Fannie Mae small loans MFlex seller servicer. The agreement enables the Bank, through the MFlex Product Line, to originate, underwrite and fund intermediate to long-term fixed-rate multi-family loans to be delivered to Fannie Mae on a cash sale basis with servicingretained by the Bank. As a Fannie Mae MFlex lender, the Bank will be able to offer five, seven, ten and fifteen year fixed-rate terms with loan amounts up to $3 million for multi-family properties in California, Arizona, Nevada, Washington and Oregon, and up to $5 million in designated urban areas, which include the Los Angeles, Orange County, San Diego and San Francisco areas within the Company’s targeted markets. The ability to offer Fannie Mae MFlex loan products will now enable the Bank to fulfill its multi-family borrowers’ fixed-rate financing needs and complements the Bank’s adjustable-rate and hybrid ARM loan programs, which originations are typically held in portfolio, thereby enabling the Bank to increase its loan originations, market share and related income, while reducing the interest rate risk associated with such loans.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “This relationship enables the Company to capitalize on its position as a leading multi-family lender, meeting the needs of a segment of the market the Company has, until this point, chosen not to actively pursue as a direct lender, while not cannibalizing its own core, adjustable-rate, multi-family loan originations.”

David S. DePillo, Vice Chairman, President and Chief Operating Officer commented, “We’ve grown this Company, its multi-family loan originations and its market presence for the most part by delivering to the market a predominately, adjustable-rate loan product. Our ‘bread and butter’ niche focus will continue to be the same small to mid-sized adjustable-rate multi-family loan. Through this agreement with Fannie Mae, the Bank can effectively and efficiently penetrate this additional market niche by delivering intermediate and long-term fixed-rate loans, without taking on additional interest rate risk or negatively impacting the Company’s future growth. This strategic accomplishment marks a milestone in the Company’s maturity, taking the Bank a significant step closer to its goal of providing the income property investor with the full range of products and services necessary to dominate the market.”

Robert Williams, EVP and Chief Lending Officer added, “This agreement now enables the Bank, as a direct MFlex lender, to underwrite, process, fund and deliver fixed-rate, multi-family loans to Fannie Mae, with the added benefit of now being able to retain the servicing. Fannie Mae has provided the Bank with a very skilled and professional team that has been exceptionally responsive in establishing this relationship. We look forward to the successful growth and evolution of this aspect of our business.”

At December 31, 2004, the Company had total assets of $5.02 billion, and total deposits of $2.26 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar, San Diego (San Diego County), and San Mateo (San Mateo County), and lending offices, located in Corte Madera, San Mateo, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and La Jolla, California, with plans to open a banking office in Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2004 (source: www.fdic.gov). TIMCOR Exchange Corporation, the Company’s 1031-exchange accommodator subsidiary, is a leading “qualified intermediary” and facilitates exchange transactions nationwide, through its headquarters in Los Angeles, California and offices located in Texas and Florida.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.